Exhibit 10.3

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [●] (the “Effective Date”)2 is made and entered into by and between [J.Crew Newco], a Delaware corporation (“Service Provider” or “J.Crew”) and Chinos Holdings, Inc., a Delaware corporation (“Service Recipient” or “Madewell”). Service Provider and Service Recipient are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Service Provider and Service Recipient entered into that certain Separation and Distribution Agreement dated as of [●] (as amended, modified or supplemented from time to time in accordance with its terms, the “S&D Agreement”);

WHEREAS, in furtherance of the transactions contemplated by the S&D Agreement, and in order to ensure an orderly separation of the J.Crew Business and the Madewell Business (each as defined in the S&D Agreement), the Parties desire that (i) J.Crew shall provide or cause to be provided to Madewell and/or its Subsidiaries on the date hereof immediately after giving effect to the Distribution (collectively hereinafter referred to as the “Madewell Recipient Entities”) and (ii) Madewell shall provide or cause to be provided to J.Crew and/or its Subsidiaries on the date hereof immediately after giving effect to the Distribution (collectively hereinafter referred to as the “J.Crew Recipient Entities”), certain services and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, this Agreement is being executed and delivered pursuant to the S&D Agreement; and

WHEREAS, in connection with the provision of certain legal services which are part of the Services, [●] and [●] will simultaneously enter into a common interest agreement (the “Common Interest Agreement”).

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

[2]	Note to Draft: The Effective Date of this Agreement will be the Distribution Date under the S&D Agreement.

1. DEFINITIONS

1.1

Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Capitalized terms used in this Agreement but not defined in this Section 1.1 or elsewhere in this Agreement shall have the respective meanings for such terms set forth in the S&D Agreement.[3]

(a)	“Agreement” shall have the meaning set forth in the preamble.

(b)	“Chairman” shall have the meaning set forth in Section 3.1.

(c)	“Data Protection Laws” shall have the meaning set forth in Section 6.2.

(d)	“Disclosing Party” shall have the meaning set forth in Section 10.1.

(e)	“Dispute Meeting” shall have the meaning set forth in Section 14.2(c).

(f)	“Dispute Notice” shall have the meaning set forth in Section 14.2(c).

(g)	“Disputes” shall have the meaning set forth in Section 14.2(b).

(h)	“Effective Date” shall have the meaning set forth in the preamble.

(i)	“Facilities” shall have the meaning set forth in Section 6.4.

(j)	“First Quarter of Year 2” means the first three (3) fiscal months of Year 2.

(k)	“Fixed Service Fee” shall have the meaning set forth in Section 4.1.

(l)	“Force Majeure Event” shall have the meaning set forth in Section 14.5.

(m)	“Indemnified Party” means, as the context requires, the Provider Indemnified Party or the Recipient Indemnified Party.

(n)	“Invoice” shall have the meaning set forth in Section 4.2.

(o)	“J.Crew Recipient Entities” shall have the meaning set forth in the Recitals.

(p)	“Madewell Recipient Entities” shall have the meaning set forth in the Recitals.

(q)	“Out-of-Pocket Expenses” shall have the meaning set forth in Section 4.2(c).

(r)	“Party” shall have the meaning set forth in the preamble.

[3]

Note to Draft: The following defined terms used in this Agreement are currently not defined, as we expect they will be defined in the S&D Agreement: Affiliates, Applicable Law, Business, Business Day, Confidential Information, Distribution, Code, Governmental Authority, Intellectual Property, J.Crew Group, Losses, Madewell Group, Person, Separation Documents, Subsidiaries and Tax.

(s)

“Personnel” means the officers, managers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of any Recipient Entity shall not be deemed Personnel of any Service Provider and the Personnel of any Service Provider shall not be deemed Personnel of any Recipient Entity.

(t)	“Protected Data” shall have the meaning set forth in Section 6.2.

(u)

“Protocols” shall mean any and all procedures, policies or practices mutually agreed upon in writing by the Parties regarding the provision or receipt of the Services and the sharing of information pursuant to this Agreement.

(v)	“Provider Services” shall have the meaning set forth in Section 2.1(a).

(w)	“Provider Indemnified Party” shall have the meaning set forth in Section 12.1.

(x)	“Receiving Party” shall have the meaning set forth in Section 10.1.

(y)	“Recipient Indemnified Party” shall have the meaning set forth in Section 12.2.

(z)	“Recipient Services” shall have the meaning set forth in Section 2.2.

(aa)	“Recipient Sub-Services” shall have the meaning set forth in Section 2.2.

(bb)	“Representative” of a Person means any director, officer, employee, agent, consultant, or advisor of such Person.

(cc)	“Required Technology” shall have the meaning set forth in Section 6.1.

(dd)	“Resolution Failure Date” shall have the meaning set forth in Section 14.2(c).

(ee)	“S&D Agreement” shall have the meaning set forth in the Recitals.

(ff)	“Sales and Services Taxes” shall have the meaning set forth in Section 4.4(a).

(gg)	“Second Quarter of Year 2” means the three (3) fiscal months of Year 2 immediately following the First Quarter of Year 2.

(hh)	“Different or Additional Service” shall have the meaning set forth in Section 2.3.

(ii)	“Service End Date” shall have the meaning set forth in Section 2.4.

(jj)	“Service Extension” shall have the meaning set forth in Section 2.4.

(kk)	“Service Fee” shall have the meaning set forth in Section 4.1.

(ll)	“Service Provider” shall have the meaning set forth in the preamble.

(mm)	“Service Recipient” shall have the meaning set forth in the preamble.

(nn)	“Services” shall have the meaning set forth in Section 2.1(a).

(oo)	“Steering Committee” shall have the meaning set forth in Section 3.1.

(pp)	“Sub-Services” shall have the meaning set forth in Section 2.1(a).

(qq)	“Suspension Notice” shall have the meaning set forth in Section 8.3(a).

(rr)	“Systems” means systems, networks, software, e-mail, databases, other computer-based resources, or similar technology.

(ss)	“Tax Authority” means any Governmental Authority responsible for the administration of any Tax.

(tt)

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, by and between Madewell and J.Crew (as amended, modified or supplemented from time to time in accordance with its terms).

(uu)	“Term” shall have the meaning set forth in Section 8.1.

(vv)	“Third Party Service Provider” shall have the meaning set forth in Section 2.6.

(ww)	“Transition” shall have the meaning set forth in Section 2.1(c).

(xx)	“Unresolved Disputes” shall have the meaning set forth in Section 14.2(c).

(yy)	“Variable Service Fee” shall have the meaning set forth in Section 4.1.

(zz)	“Working Capital Expenses” shall have the meaning set forth in Section 4.1

(aaa)	“Year 1” shall mean the twelve (12) fiscal month period beginning the first full fiscal month immediately following the Effective Date.

(bbb)	“Year 2” shall mean the twelve (12) fiscal month period immediately following Year 1.

(ccc)	“Year 3” shall mean the twelve (12) fiscal month period immediately following Year 2.

2. SERVICES.

2.1	Services.

(a)

Provider Services. Upon the terms and subject to the conditions of this Agreement, Service Provider shall provide or cause to be provided to the Madewell Recipient Entities the services listed in Schedule 2.1(a) as a Sub-Service (as such schedule may be updated or amended from time to time by mutual agreement of the Parties) and Sub-Services (the “Provider Services”, and collectively with any Different or

Additional Service, the “Services”). Within a given Provider Service, Service Provider agrees to perform the specific and discreet functions or services listed in Schedule 2.1(a) (as such schedule may be updated or amended from time to time by mutual agreement of the Parties) (the “Sub-Services”).

(b)

All the Services shall be for the sole use and benefit of the Madewell Recipient Entities. None of the Services listed on any Schedule shall require the Service Provider to provide to the Service Recipient or any of its Affiliates or any of their respective Representatives, in connection with the Services or otherwise, any Services to the extent provision is prohibited or restricted by Applicable Law or puts the Service Provider’s existing plans or benefits at risk.

(c)

Within thirty (30) days following the Effective Date, the Parties shall negotiate in good faith and agree upon a plan to transition from Service Recipient receiving and using the Services provided by Service Provider under this Agreement to Service Recipient receiving and using services provided by its, its Affiliates’ or its Subsidiaries’ own internal organization or by alternate service providers under other arrangements (the “Transition”); provided, however, that the Parties may mutually agree to continue to negotiate in good faith and agree upon the Transition beyond such thirty (30) day period. The Parties shall use reasonable efforts to cooperate with each other to effect the Transition for each Service on or prior to the applicable Service End Date, but not prior to the end of Year 1. In furtherance of the foregoing, each Party shall use reasonable efforts to obtain any applicable approvals, permits, consents and licenses and implement any Systems as may be reasonably necessary for it to effect the Transition as soon as reasonably practicable.

2.2

Recipient Services. Upon the terms and subject to the conditions of this Section 2.2, Madewell shall provide or cause to be provided to J.Crew and/or its Subsidiaries on the date hereof immediately after giving effect to the Distribution the services and Sub-Services listed in Schedule 2.2 collectively with the Recipient Sub-Services and any Different or Additional Services (the “Recipient Services”). Within a given Recipient Service, Madewell agrees to perform the specific and discreet functions listed in Schedule 2.2 (as such schedule may be updated or amended from time to time by mutual agreement of the Parties) (the “Recipient Sub-Services”). The following provisions of this Agreement are hereby incorporated into this Section; provided that all references in such provisions to the term “Service Provider” shall mean Madewell, to the term “Service Recipient” shall mean J.Crew, to the term “Madewell Recipient Entities” shall mean J.Crew Recipient Entities, to the term “J.Crew Group” shall mean Madewell Group, to the term “J.Crew Business” shall mean Business, to the term “Provider Services” shall mean the Recipient Services, to the term “Services” shall mean the Recipient Services collectively with any Different or Additional Service, to the term “Sub-Services” shall mean Recipient Sub-Services, “Provider Indemnified Parties” shall mean Recipient Indemnified Parties, “Recipient Indemnified Parties” shall mean Provider Indemnified Parties, and all references to Schedule 2.1(a) shall be deemed to be references to Schedule 2.2: Article 1 (except terms specifically defined in this Section 2.2, which shall have the meaning described in this Section for purposes of this Section), Section 2.1(b), Section 2.3, Section 2.4, Section 2.5, Section 2.7, Section 2.8, Section 2.9, Article 3 (except Section 3.5) (provided that the Steering Committee shall be the same Steering Committee otherwise designated under this Agreement), Article 4 (except Section 4.2(b) and provided that Article 4 shall be read without references to the Variable Service Fee or the Working Capital Expenses), Article 6, Article 7, Section 8.1, Section 8.2(b), Section 8.3 (except Section 8.3(a) and 8.3(b)), Section 8.4(a), Section 8.5, Article 9, Article 10, Article 11, Article 12, Article 13, and Article 14. Except as set forth below in this Section 2.2, no provisions of this Agreement aside from those listed in the immediately preceding sentence shall apply to Madewell’s provision of the Recipient Services to J.Crew.

(a)

Set-Off. J.Crew shall be entitled to set-off the Service Fees payable to Madewell pursuant to each Invoice against the amount payable to J.Crew pursuant to the invoice described in Section 4.2(c) for the same time period.

(b)	Termination by J.Crew. With respect to any Recipient Sub-Service, including any Recipient Sub-Service which is a Different or Additional Service:

(i)

J.Crew may terminate such Recipient Sub-Service, in whole but not in part with respect to such Recipient Sub-Service, at any time upon prior written notice to Madewell if Madewell has failed to perform any of its material obligations under this Agreement with respect to such Recipient Sub-Service, and such failure remains uncured thirty (30) days after J.Crew delivers written notice of such failure to Madewell; or

(ii)	upon ninety (90) days’ prior written notice to Madewell.

(c)

Survival. Upon termination of all Recipient Services pursuant to Article 8 (as incorporated into this Section 2.2), all rights and obligations of the Parties described in this Section 2.2 shall terminate (other than Article 1, Section 2.9, Article 4 (provided that Article 4 shall be read without references to the Variable Service Fee or the Working Capital Expenses), the first sentence of Section 7.1, Section 8.4(a), Section 10.1, Article 11, Article 12, Article 13, Article 14, and this Section 2.2(c), in each case as and to the extent incorporated into this Section 2.2, each of which shall survive such termination indefinitely).

2.3	Different or Additional Services. Service Recipient and Service Provider jointly agreed to the list of Provider Services set forth in Schedule 2.1(a).

(a)

If Service Recipient desires to make changes in this Agreement for different or additional services (each, a “Different or Additional Service”) to be provided hereunder, the Parties shall comply with the following process:

(i)

Service Recipient shall prepare a written proposal for the Different or Additional Service, including a description of the applicable services, deliverables, schedule and term, in such detail as would be needed by an unaffiliated third party contractor to develop a competent proposal as to the cost to provide similar services, and a proposed fee.

(ii)

Upon receipt of a written proposal for a Different or Additional Service, Service Provider shall promptly send to Service Recipient a written, good faith response in compliance with this Section 2.3 indicating whether Service Provider agrees to provide the different or additional services and, if so, (a) any proposed changes to the requested services, deliverables, schedule and term or (b) the proposed fees for the different or additional services.

(iii)

All Different or Additional Service proposals and responses must be delivered to both the Service Provider and the Steering Committee by a Representative of the Party requesting a Different or Additional Service. Service Provider shall consider in good faith Service Recipient’s written request. If Service Provider agrees to provide any different or additional services as contemplated by this Section 2.3, the Parties shall amend Schedule 2.1(a) hereto to document the relevant Different or Additional Service and shall obtain all necessary internal approvals prior to the execution of such amendment and any such different or additional services shall be deemed part of the Services.

(b)

Subject to Section 2.5, Service Provider may modify a Service or Sub-Service (including with respect to manner, scope, timing and quality) (i) to the extent the same modification is made with respect to Service Provider’s provision of such Service or Sub-Service, as applicable, to a member of the J.Crew Group or other Persons to whom Service Provider provides such Service or Sub-Service, as applicable; (ii) if provision of such Service or Sub-Service, as applicable, is prohibited or restricted by Applicable Law, violates Service Provider’s existing contractual arrangements, puts Service Provider’s or its Affiliates’ existing plans or benefits at risk, or would otherwise have a material adverse effect on a member of the J.Crew Group; or (iii) to the extent such modification is in connection with the relocation, transfer, termination, retirement or resignation of Service Provider’s employees; provided, however, that in each case, (i)–(iii): (x) Service Provider will provide written notice of the need for modification and the details of such modification to Service Recipient as soon as reasonably practicable; (y) Service Provider will use commercially reasonable efforts to limit the disruption to the operation of the Service Recipient’s business caused by such modification; and (z) if such modification is to be made following the end of Year 1, Service Recipient may terminate such Service or Sub-Service, as applicable, immediately upon notice to Service Provider, provided that Service Recipient shall be liable for, and shall pay to Service Provider, all fees accrued in respect of such Service or Sub-Service, as applicable, through the date of termination of the Service or Sub-Service, as applicable.

2.4

Duration of Services. Beginning on the Effective Date (unless otherwise set forth in Schedule 2.1(a)), upon the terms and subject to the conditions of this Agreement, Service Provider shall provide or cause to be provided to Service Recipient each Sub-Service until the earliest to occur, with respect to each such Sub-Service, of (a) the expiration of the period of duration for such Sub-Service as set forth in Schedule 2.1(a) (the “Service End Date”) or (b) the date on which this Agreement is terminated under Article 8; provided, however, to the extent that Service Provider’s ability to provide a Sub-Service is dependent on the continuation of any other Sub-Service and such dependence has been made known to Service Recipient in writing, Service Provider’s obligation to provide such dependent Sub-Service shall terminate automatically with the termination of such supporting Sub-Service. Notwithstanding the foregoing, and except for the Services set forth on Schedule 2.1(a)(●)[4] and Schedule 2.1(a)(●)[5] for which no extension shall be allowed, Service Recipient shall have the right to request that Service Provider provide a Service or Sub-Service for an additional period of time, such additional period terminating no later than the end of Year 3 (“Service Extension”). Any request for a Service Extension by Service Recipient shall be pursuant to the following process: (i) Service Recipient shall submit a written request to Service Provider and the Steering Committee specifying the Service or Sub-Service to be extended and the proposed time period of extension no less than ninety (90) days prior to the end of the duration of such Service or Sub-Service, as applicable, as set forth in Schedule 2.1(a), (ii) upon receipt of a written proposal for a Service Extension, Service Provider shall consider such request in good faith and promptly send to Service Recipient a written, good faith response indicating whether Service Provider agrees to provide the Service Extension and any proposed changes to the Service Extension request and (iii) if Service Provider agrees to provide the Service Extension as contemplated by this Section 2.4, the Parties shall amend Schedule 2.1(a) hereto to document the relevant Service Extension and shall obtain all necessary internal approvals prior to the execution of such amendment and any such Service Extension shall be deemed part of the Services. For any Service Extension that occurs during Year 2, Service Recipient shall pay the applicable Service Fees set forth in Schedule 2.1(a), including any Out-of-Pocket Expenses, in accordance with Section 4.2. For any Service Extension that occurs during Year 3, Service Recipient shall pay Service Provider (i) one hundred and fifty percent (150%) of the sum of the applicable Fixed Service Fees and Variable Service Fees and (ii) any Out-of-Pocket Expenses and Working Capital Expenses in accordance with Section 4.2. All costs to Service Provider arising from any adverse or detrimental tax implication or consequence arising from any Service Extension shall be fully paid by Service Recipient to Service Provider within fifteen (15) days of a determination of such adverse or detrimental tax implication or consequence.

2.5

Standards of Service. Except as otherwise expressly provided in this Agreement or as set forth in Schedule 2.4 which contains service level criteria with respect to certain Services, Service Provider shall perform the Services to be provided under this Agreement in a manner reasonably equivalent to the manner in which, and at the overall standards of

[4]	Note to Draft: To be populated with a reference to the benefits Services.
[5]	Note to Draft: To be populated with a reference to the wholesale Services.

quality and availability at which, such Services were provided by or on behalf of the J.Crew Business during the twelve (12) months prior to the Effective Date. If a Service was provided during the twelve (12) months prior to the Effective Date by a third party, and such Service will continue to be provided by such third party on behalf of Service Provider, Service Provider shall use its reasonable efforts so that the quality and availability of such Service is provided to Service Recipient in a manner reasonably consistent with the applicable agreement pursuant to which such third party provided the Service to the Business during the twelve (12) months prior to the Effective Date. No Service Provider shall be required to perform any obligation under this Agreement to the extent that due to a change in Applicable Law after the date of this Agreement provision would materially increase or change such Service Provider’s burden or the burden of any applicable Affiliate of the Service Provider with respect to compliance with Applicable Laws, unless the Service Recipient agrees to bear all incremental costs resulting from the increased compliance burden associated with providing such Services or that would result in the breach or violation of any Applicable Law or third party contract or agreement.

2.6

Third Party Service Providers. Service Provider shall have the right to designate an Affiliate or a qualified Third Party Service Provider (“Third Party Service Provider”) to provide the applicable Services or Sub-Services; provided that Service Provider shall take reasonable measures to ensure that each such Third Party Service Provider complies with the terms of this Agreement in relation to the provision of Services or Sub-Services including, if applicable, Section 6.6.

2.7

Third Parties. Without limiting Section 6.1, in the event any third party consent, waiver or approval is required for a Service Provider or its designees to provide any Services or Sub-Services and such consent, waiver or approval is not obtained, the Parties shall cooperate in good faith to identify a commercially reasonable alternative to such Services or Sub-Services, if available, including by referring the matter to the Steering Committee. Except as set forth in Section 6.1, neither a Service Provider nor its Affiliates shall be required to obtain any consent, waiver or approval of any third party in order to provide any Services.

2.8

Information. If Service Provider requires information within the control of Service Recipient to perform any Services, Service Recipient shall promptly provide such information, or cause such information to be provided, to Service Provider. Such information shall be subject to Section 10.1. The Parties shall follow mutually agreed upon procedures for the collection and transmission of the information to be processed pursuant to the Services. Without limiting the generality of Section 14.14 and subject to Article 6, if either Party or its Affiliates, Subsidiaries or Personnel, reasonably require information or materials within the control of the other Party to perform or receive the Services, such Party shall promptly provide, or cause to be provided, such information or materials to the other Party. The transmission, storage and use of such information and materials shall be subject to Section 10.1 and all applicable Protocols. During the term of this Agreement, subject to Section 10.1 and all applicable Protocols, Service Provider shall, and shall cause its Affiliates and Subsidiaries to, use reasonable best efforts to make its and their Personnel reasonably available to the Madewell Recipient Entities upon the Madewell Recipient Entities’ reasonable request to provide knowledge transfer and answer questions, including in connection with the [Separation Transactions, Initial Public Offering, Financing Transactions and Distribution].

2.9

Ownership. Except as otherwise set forth in the Separation Documents, each Party shall retain all right, title and interest in and to its tangible property (both real and personal). Nothing in this Agreement is intended to transfer any right, title, or interest in or to any such property (including materials, products, tools, equipment, facilities, and other resources) owned by Service Provider or its Affiliates and used by them in connection with the provision of Services.

3. STEERING COMMITTEE.

3.1

Steering Committee. The Parties will establish a steering committee for the Services (the “Steering Committee”), which will be made up of two (2) Representatives appointed by Service Provider and two (2) Representatives appointed by Service Recipient. One (1) Representative of each Party must have decision-making authority. Service Provider shall appoint one (1) of the Representatives of Service Provider as the chairman of the Steering Committee (the “Chairman”) at or prior to the first meeting of the Steering Committee. The Steering Committee shall:

(a)	use commercially reasonable efforts to achieve the overall intent of this Agreement with respect to the Services;

(b)	supervise the activities of each Party’s employees with respect to the Services; and

(c)	serve as an initial point of contact for the other Party with respect to questions and issues that may arise in connection with the Services;

(d)	monitor and manage any issues arising from, and the performance under, this Agreement;

(e)	facilitate the resolution of disputes arising out of this Agreement; and

(f)	pursuant to Section 3.5, approve certain Persons selected by Service Provider to perform certain Services.

The Steering Committee does not have the authority to amend this Agreement.

3.2	Initial Representatives. Each Party will appoint its initial Representatives to the Steering Committee within ten (10) days after the Effective Date.

3.3

Replacement of a Steering Committee Member. If (a) a Party wishes to replace its Representative on the Steering Committee, (b) a Party’s Representative on the Steering Committee is unable to perform its duties for any prolonged period or (c) a Party’s Representative is no longer employed by that Party, then that Party will replace that Representative with another suitably qualified and experienced Representative as soon as practicable and give notice of the details of the replacement Representative to the other Party within five (5) days after that appointment.

3.4

Meetings of the Steering Committee. Meetings of the Steering Committee shall be conducted in person or through telephone conference and shall take place at least once every thirty (30) days, as otherwise mutually agreed by the Parties or as required by Section 14.2. The first meeting of the Steering Committee shall take place no later than thirty (30) days after the Effective Date. There will be a standing agenda for each Steering Committee meeting, which may be updated from time to time and which shall be circulated by the Chairman at least one (1) day prior to any meeting. Any meeting at which at least one (1) of the Service Provider’s Representatives and one (1) of the Service Recipient’s Representatives are present shall constitute a meeting of the Steering Committee for purposes of satisfying the meeting requirements of the Steering Committee set forth herein; provided that for any Dispute Meeting, all four (4) Representatives must be present.

3.5

Employees Carrying out Services. The Steering Committee shall promptly either approve or reject any employee of Service Provider selected by Service Provider pursuant to Section 6.6 who is carrying out Services (a) involving information about Service Recipient’s employee compensation or benefits or (b) included on Schedule 2.1(a)[●][6].

4. FEES.

4.1

Service Fee. In consideration for the provision by Service Provider of the Services, Service Provider shall charge Service Recipient, and Service Recipient shall pay Service Provider a monthly fee in accordance with the payment details set forth in Section 4.2 (the “Service Fee”), which shall equal the sum of: (a) the total of all Sub-Service fees set forth on each subpart of Schedule 2.1(a) (the “Fixed Service Fee”), (b) the variable costs incurred by Service Provider as set forth on Schedule 4.1[7] (the “Variable Service Fee”), (c) the Out-of-Pocket Expenses incurred by Service Provider as described in Section 4.2(c), and (d) the cost to Service Provider of maintaining daily operations as set forth on Schedule 4.1[8] (the “Working Capital Expenses”).

[6]	Note to Draft: To be populated with a reference to the HR Services Schedule.
[7]	Note to Draft: To be populated with the costs associated with the contact center, domestic trucking, UPS/delivery, operation of two specific buildings.
[8]	Note to Draft: To be populated with costs incurred in maintaining daily operations such as medical claims, benefits claims, and 401(k) payments.

4.2	Payment Details.

(a)	Service Provider shall invoice Service Recipient and Service Recipient shall pay Service Provider as follows:

Service Provider shall invoice Service Recipient:	Service Recipient shall pay Service Provider:

the Fixed Service Fee monthly in advance on the third Tuesday of the preceding month for each month during the Term, beginning the first full fiscal month after the Effective Date	the Fixed Service Fee amounts set forth on any invoice within ten (10) days of Service Recipient’s receipt of such invoice

the Variable Service Fee monthly in arrears on the third Tuesday of each fiscal month during the Term, beginning the first full fiscal month after the Effective Date	the Variable Service Fee amounts set forth on any invoice within five (5) days of Service Recipient’s receipt of such invoice

the Out-of-Pocket Expenses monthly in arrears on the first Tuesday of each fiscal month during the Term, beginning the first full fiscal month after the Effective Date	the Out-of-Pocket Expenses amounts set forth on any invoice within five (5) days of Service Recipient’s receipt of such invoice

the Working Capital Expenses weekly every Tuesday during the Term, beginning the first full fiscal week after the Effective Date	the Working Capital Expenses amounts set forth on any invoice within five (5) days of Service Recipient’s receipt of such invoice

amounts due in connection with Sales and Services Taxes pursuant to Section 4.4	the amounts due in connection with Sales and Services Taxes set forth on any invoice pursuant to Section 4.4

Each invoice (“Invoice”) shall be accompanied by reasonable documentation supporting each of the invoiced amounts. The Service Fees will be prorated for any partial month as appropriate to take into account the number of days that Services were provided. All undisputed amounts remaining unpaid for more than fifteen (15) days after their respective due date(s) shall accrue one-and-a-half percent (1.5%) interest per month until paid in full.

(b)

Except as mutually agreed to in writing by the Parties and as set forth in Section 2.2(a) of this Agreement, no Party or any of its Affiliates shall have any right of set-off or other similar rights with respect to (i) any amounts received pursuant to this Agreement or (ii) any other amounts claimed to be owed to the other Party or any of its Affiliates arising out of this Agreement.

(c)

If the provision of Services requires an out-of-pocket expense attributable solely to Service Recipient to be paid by Service Provider which is not included in the Fixed Service Fee, the Variable Service Fee or the Working Capital Expenses (an “Out-of-Pocket Expense”), the Service Provider may invoice the Service Recipient for reimbursement in accordance with the procedures set forth in this Section 4.2, which amount shall be included in the subsequent Invoice. Notwithstanding the foregoing, if provision of any Service or Sub-Service requires an out-of-pocket expense to be paid by Service Provider, at Service Provider’s sole discretion, Service Provider may invoice Service Recipient in advance for such expense, and Service Recipient shall promptly pay such invoiced amount in advance of Service Provider’s performance of such Service or Sub-Service.

4.3

Reduction of Fees. If Service Provider ceases to perform any particular Service or Sub-Service pursuant to a request made by Service Recipient under Section 8.3 and Service Provider is no longer incurring a cost for such Services or Sub-Services, thereafter the applicable monthly Service Fee shall be reduced to an amount equal to the fees for those Services or Sub-Services which are still being provided. If the Parties are unable to agree upon the applicable reduction in fees for the applicable reduced Services or Sub-Services, then such failure to agree shall be considered a dispute between the Parties subject to Section 3.5 and Section 14.2 and Service Provider shall, upon the written request of Service Recipient, furnish to Service Recipient reasonable documentation required to substantiate the proposed reduction.

4.4	Taxes.

(a)

All charges and fees to be paid to Service Provider under this Agreement are exclusive of any and all sales, use, transfer, value-added, goods or services taxes or similar gross-receipts-based taxes (“Sales and Services Taxes”) required by Applicable Law to be collected from Service Recipient or which may be assessed on the provision of the Services hereunder. If any Sales and Services Taxes are assessed on the provision of any of the Services under this Agreement, (i) Service Provider will deliver to Service Recipient an invoice (or other valid and customary documentation) reflecting such Sales and Services Taxes in accordance with Applicable Law, (ii) Service Recipient will pay to Service Provider the amount shown as due on such invoice in accordance with Section 4.2, and (iii) Service Provider will remit such amount to the applicable Tax Authority in accordance with Applicable Law. Service Provider shall be responsible for any Sales and Services Taxes (including any deficiency, interest and penalties) imposed as a result of a failure to timely remit any Sales and Services Taxes to the applicable Tax Authority to the extent Service Recipient timely remits such Sales and Services Taxes to Service Provider or Service Recipient’s failure to do so results from Service Provider’s failure to timely charge or provide notice of such Sales and Services Taxes to Service Recipient.

(b)

Service Recipient shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Service Recipient is required to deduct and withhold with respect to the making of any such payment under the U.S. Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, Service Recipient shall (i) gross up the amount payable such that Service Provider receives an amount equal to the amount of the Service Fee in respect of that Service it would have received in the absence of such withholding, and (ii) submit to Service Provider evidence of payment of any such withholding Tax to the Tax Authorities.

(c)

The Parties will cooperate with each other in determining the extent to which any Tax described in this Section 4.4 is due and owing under the circumstances and in minimizing any such Tax, including by making available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (i) the reporting of any Sales and Services Taxes, (ii) any audit relating to any Sales and Services Taxes, or (iii) any assessment, refund, claim or legal proceeding relating to any Sales and Services Taxes. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a Tax Authority with respect to any Sales and Services Taxes.

4.5

Audit Rights. Service Recipient will have the right, at its sole expense, to cause to be conducted at the end of the Term through one (1) independent third party a reasonable audit of the data, records or other pertinent information of Service Provider related to the basis for calculation of the Variable Service Fee. Out-of-Pocket Expenses and Working Capital Expenses. Service Recipient shall provide at least thirty (30) Business Days’ prior written notice of any such audit, and shall conduct such audit during normal business hours and in such a manner so as to minimize disruptions to Service Provider.

4.6

Accounting and Authority. The Parties acknowledge and agree that with respect to Services, including those relating to bookkeeping support, finance/audit clerical (non-decision making) services, technology support and telephone services, regarding each, Service Provider’s role is to provide Services on behalf of Service Recipient and therefore, Service Recipient shall retain the economic benefits and risks associated with such activities. The Parties acknowledge and agree that Service Recipient retains authority for all decisions relating to its bookkeeping support, finance/audit clerical (non-decision making) services, technology support, and telephone services and in Service Provider’s provision of all Services, Service Provider is not making any decisions or commitments on behalf of Service Recipient. Service Provider shall not be responsible for any losses or mistakes in the provision of Services which result from any inaccurate or insufficient information given to Service Provider. Notwithstanding this Section 4.6, to the extent any Services involve the preparation of a tax return, the economic benefits and risks associated with such Services and authority for all decisions or commitments relating to such Services shall be governed by the Tax Matters Agreement.

5. MAINTENANCE.

5.1

Maintenance. Service Provider shall have the right to temporarily shut down the operation of any Systems or facilities providing any Service or Sub-Service whenever, in Service Provider’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes. With respect to Services or Sub-Services dependent on the operation of such Systems and facilities, Service Provider shall be relieved of its obligations hereunder to provide such Services or Sub-Services during the period that such Systems or facilities are so shut down in compliance with this Agreement but shall use commercially reasonable efforts to minimize the duration of any such shutdown.

6. ACCESS, RECORDS AND SECURITY.

6.1

Required Technology. If either Party, its Affiliates or its Personnel require access to the Systems of the other Party or its Affiliates (collectively, the “Required Technology”) in order to receive or perform the Services, then the Party controlling such access shall reasonably allow the other Party, its Affiliates or their respective Personnel such access in accordance with Section 6.3 and this Section 6.1, as applicable. If either Party grants the other Party access to any Required Technology, or if either Party is otherwise granted access to any of the other Party’s Systems in connection with provision or receipt of the Services, the accessing Party shall comply with all applicable system security policies, procedures and requirements as communicated to the accessing Party in advance. Notwithstanding the foregoing, neither Party shall be required to pay any fees or other payments or incur any obligations to enable the other Party to obtain any license to use Required Technology; provided, however, if and to the extent requested by a Party, the other Party shall use commercially reasonable efforts to assist the first Party in its efforts to obtain licenses (or other appropriate rights) to use, duplicate or distribute, as necessary, any Systems necessary for such Party to provide or receive the applicable Services.

6.2

Protection of Data. In this Section 6.2, the terms “personal information” and “maintain” shall have the meanings ascribed to them under applicable data protection, privacy or similar Applicable Laws (including all statutes, enacting instruments, common law, regulations and directives, concerning the protection or maintenance of computerized data that includes personal information) (the “Data Protection Laws”). Each Party shall, and shall cause its Affiliates or Personnel to, comply with all applicable Data Protection Laws in relation to all personal information that it maintains in the course of performing its obligations under this Agreement (the “Protected Data”). If in connection with this Agreement, either Party acquires or obtains access to any Protected Data, such Party shall, and shall cause each of its relevant Affiliates to, (a) implement and maintain appropriate technical and organization measures and security procedures and practices in respect of the Protected Data to prevent unauthorized or unlawful acquisition, access, disclosure, use or maintenance of the Protected Data that are no less protective than those used by such Party in the ordinary course of business, (b) keep reasonably accurate records relating to maintenance of Protected Data in accordance with its applicable procedures and practices and, upon reasonable advanced written notice, permit the other Party to examine or audit such records with respect to compliance with Data Protection Laws, (c) reasonably cooperate with the other Party in connection with any complaints or investigations related to unauthorized or unlawful acquisition, access, disclosure, use, or maintenance of the Protected Data, (d) use Protected Data solely for the purposes of this Agreement or as otherwise required by Applicable Law (subject to providing to the other Party prior notice of any use other than for the purpose(s) of this Agreement), (e) comply with all reasonable restrictions on the acquisition of, access to, use, maintenance and disclosure of Protected Data imposed by the other Party or by Applicable Law, (f) notify the other Party in writing as soon as reasonably practicable, but in any event within forty-eight (48) hours after becoming aware of any unauthorized or unlawful acquisition, access, disclosure, use or maintenance of Protected Data (to the extent not prohibited under Applicable Law or recommendation of a Governmental Authority) and take reasonable actions to prevent further unauthorized or unlawful acquisition, access, disclosure, use or maintenance and (g) use and disclose the Protected Data in a manner that is consistent with the other Party’s practices and policies, upon reasonable advanced written notice of such practices and policies. To the extent required by applicable Data Protection Laws or as deemed necessary by the Parties, the Parties (or their respective Affiliates) will enter into additional agreements with respect to the processing of Protected Data.

6.3

Access to Systems. Each Party shall take reasonable steps to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party or its Third Party Service Provider gain such access, and shall prevent unauthorized access, use, destruction, alteration, or loss of information contained therein, and shall notify its personnel regarding the restrictions set forth in this Agreement. At all times when a Party is accessing the Systems owned or controlled by the other Party pursuant to this Agreement, such Party shall, and shall cause its Affiliates, Representatives and/or Third Party Service Provider, as the case may be, to, use commercially reasonable efforts to comply with the policies and procedures of the other Party concerning health, safety and security, to the extent such policies and procedures are communicated to such Party in advance.

6.4

Access to Facilities. If either Party, its Affiliates or its Personnel require access to the facilities of the other Party or its Affiliates (collectively, the “Facilities”) in order to receive or perform Services, then the Party controlling such access shall reasonably allow the other Party, its Affiliates or their respective Personnel such access in accordance with this Section 6.4 and Section 6.1, as applicable. The Party to whom such access is given shall (a) limit such access to those of its and its Affiliates’ Personnel who reasonably require such access in connection with this Agreement, (b) advise the other Party in writing in advance of such access of the name of each such Personnel who shall require such access, (c) follow, and cause its Affiliates and their respective Personnel to follow, all rules and procedures for use of such Facilities, provided such rules and procedures are communicated to such Party in writing in advance, (d) not attempt to obtain access to, use or interfere with any systems or resources of the other Party, except to the extent permitted by the other Party and required to do so to provide or receive the Services and (e) not intentionally damage, disrupt or impair the normal operation of the Facilities. Any evidenced damage caused by a Party, its Affiliates or their respective Personnel or agents in the Facilities of the other Party shall be repaired to the condition prior to such damage by or on behalf of such Party, in each case, at the damaging Party’s sole cost and expense.

6.5

Records. During the term of this Agreement and for five (5) years thereafter (or such longer period as may be required by Applicable Law), Service Provider and Service Recipient shall each use commercially reasonable efforts to maintain complete and accurate records related to any Service provided, Fees invoiced and payments made hereunder (the “Service

Records”); provided, that if Service Provider at any time offers in writing to transfer the Service Records in Service Provider’s possession to Service Recipient, Service Recipient shall have sixty (60) days thereafter to take possession of the Service Records, after which Service Provider shall no longer have an obligation to retain, and may thereafter delete or destroy, such Service Records. Upon reasonable advance notice, and subject to Article 10, each Party in possession of Service Records shall use commercially reasonable efforts to permit the other Party or its Representatives, as applicable, reasonable access to or, at the requesting Party’s expense, copies of, such Service Records during regular business hours; provided, that (a) such access shall not disrupt the normal operations of such first Party’s business and (b) nothing herein shall require any Party to provide to the other Party, its Affiliates or its Representatives with access to or copies of any information to the extent that such access to or the provision of such information would violate any Applicable Law or contractual obligation (including any Applicable Law or contractual obligation relating to the collection, transfer, storage, disposal, use, processing and disclosure of personally identifiable information); provided, that such first Party and its Affiliates shall use commercially reasonable efforts to provide such information in a manner that does not violate such Applicable Law or is in accordance with such agreement.

6.6

Employees and Contractors. Service Provider shall be responsible for the appointment of appropriate Personnel to carry out and perform the Services. Any Person who will be carrying out the provision of Services (a) involving information about Service Recipient’s employee compensation or benefits or (b) included on Schedule 2.1(a)[●][9] shall be approved by the Steering Committee pursuant to Section 3.5. All such Persons shall be required to execute a non-disclosure agreement substantially in the form of Exhibit A. As between Service Provider and Service Recipient, at all times during the provision of Services, Service Provider Personnel providing Services shall continue to be solely an employee, agent or contractor, as applicable, of Service Provider and shall not, unless otherwise agreed in writing by Service Provider and Service Recipient, become an employee, agent or contractor of Service Recipient, and such Personnel shall not be entitled to receive any compensation, benefits, perquisites or privileges from Service Recipient provided, that, the foregoing shall not prevent such Personnel from leaving the employment of Service Provider, either at the discretion of such individual Personnel or at Service Provider’s discretion. Service Provider or one or more of its Affiliates, as applicable, shall be responsible for paying all necessary employment taxes, salary and incidental appointment and employment costs, if any, as may be required by Applicable Law with respect to any such Personnel.

7. INTELLECTUAL PROPERTY.

7.1

Ownership and License. Except as otherwise set forth in the Separation Documents, each Party shall retain all right, title and interest in and to its Intellectual Property used in connection with the Services, including any Intellectual Property created by such Party in providing or receiving the Services. Any Intellectual Property created by Service Provider

[9]	Note to Draft: To be populated with a reference to the HR Services Schedule.

in providing the Services on behalf of, for the exclusive (other than by Service Provider in providing the Services) use of, and at the sole expense of Service Recipient shall be the sole property of Service Recipient and is hereby assigned to Service Recipient. Each Party hereby grants on behalf of itself and its Affiliates to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable, non-exclusive, non-transferable (except as set forth in Section 14.4) license solely during the Term in, to and under all Intellectual Property (including the Intellectual Property described in the immediately preceding sentence), software, technology and data owned or controlled by such Party or any of its Affiliates, solely to the extent necessary for, as applicable, the Service Provider to provide the Services and the Service Recipient to receive and use the Services.

8. TERM AND TERMINATION.

8.1

Term. The term of this Agreement shall commence immediately upon the Effective Date and terminate upon the earlier of (a) the last date on which Service Provider is obligated to provide any Service to Service Recipient in accordance with the terms hereof or (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety, in each case, unless earlier terminated under Section 8.2 (the “Term”).

8.2	Termination. Upon written notice to the other Party, this Agreement may be terminated:

(a)

by Service Provider (i) if Service Recipient is in material breach of the terms of this Agreement and Service Recipient fails to cure such breach within thirty (30) days after Service Provider delivers written notice of such breach to Service Recipient, or (ii) if Service Recipient has failed to make payments as required under Article 4 and Service Recipient fails to cure such breach within five (5) days after Service Provider delivers written notice of such breach to Service Recipient;

(b)	by either Party:

(i)

if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing. Service Provider waives all rights to, and shall not assert in any legal proceeding, that this Agreement is executory in nature and can be rejected in a bankruptcy or insolvency proceeding; or

(ii)	upon the mutual agreement of the Parties;

(c)	by Service Recipient:

(i)

following the end of Year 1, if Service Provider is in material breach of the terms of this Agreement and Service Provider fails to cure such breach within thirty (30) days after Service Recipient delivers written notice of such breach to Service Provider;

(ii)

during Year 2, upon ninety (90) days’ prior written notice to Service Provider; provided, that for the First Quarter of Year 2 and the Second Quarter of Year 2, such termination will result in an additional payment equal to the Termination Fee described below, which shall be paid monthly in accordance with the payment details set forth in Section 4.2 for a Fixed Service Fee; or

Termination Date	Termination Fee
The First Quarter of Year 2	Fifty percent (50%) of the total amount of the Fixed Service Fee for the First Quarter of Year 2

The Second Quarter of Year 2	Twenty-five percent (25%) of the total amount of the Fixed Service Fee for the Second Quarter of Year 2

(iii)	following the end of Year 2, upon ninety (90) days’ prior written notice to Service Provider.

Notwithstanding the foregoing, a Party’s failure to terminate this Agreement in the event of a material breach of this Agreement by the other Party under Section 8.2(a) or Section 8.2(c) will not constitute a waiver by such Party of such breach or affect in any way any other rights or remedies such Party might otherwise have given such breach. Such Party’s remedies for any such breach are cumulative.

8.3	Partial Termination of Services. With respect to any Sub-Service:

(a)

During Year 1, Service Recipient may suspend payment of the Service Fee for such Sub-Service if (i) Service Provider has either (x) ceased to perform such Sub-Service or (y) failed to perform any of its material obligations under this Agreement with respect to such Sub-Service and such failure results in a material business disruption to the Madewell Business, (ii) Service Recipient delivers written notice to Service Provider stating with reasonable specificity the cessation or basis for such failure (the “Suspension Notice”), and (iii) such cessation or failure remains uncured fifteen (15) days after Service Provider receives such Suspension Notice; provided, that, Service Recipient must pay to Service Provider all Service Fee amounts which accrued prior to the suspension of payment for such Sub-Service in accordance with Section 4.2. If (i) such cessation or failure remains uncured for fifteen (15) days following the proper suspension of payment of the Service Fee for a Sub-Service, (ii) Service Recipient delivers written notice to Service Provider reaffirming the continuation of the cessation or basis for failure described in the Suspension Notice, and (iii) such cessation or failure remains uncured for an additional fifteen (15) days after Service Provider receives written notice reaffirming such cessation or failure to Service Provider, Service Recipient may terminate such Sub-Service.

(b)

Following the end of Year 1, Service Recipient may terminate such Sub-Service, in whole but not in part with respect to such Sub-Service, at any time upon prior written notice to Service Provider if Service Provider has failed to perform any of its material obligations under this Agreement with respect to such Sub-Service, and such failure remains uncured thirty (30) days after Service Recipient delivers written notice of such failure to Service Provider; or

(c)

Service Provider may terminate such Sub-Service, in whole but not in part with respect to such Sub-Service, at any time upon prior written notice to Service Recipient (i) if Service Recipient has failed to perform any of its material obligations under this Agreement with respect to such Sub-Service, and such failure remains uncured thirty (30) days after Service Provider delivers written notice of such failure to Service Recipient or (ii) if Service Recipient has failed to make payments as required under Article 4 and such failure remains uncured five (5) days after Service Provider delivers written notice of such failure to Service Recipient

(d)	Either Party may terminate such Sub-Service:

(i)

upon thirty (30) days’ prior written notice, if (i) a Third Party Service Provider is unwilling or unable to provide the Sub-Service, (ii) Service Provider is unable to retain a replacement Third Party Service Provider to provide the Sub-Service on terms that are reasonably comparable to the terms of this Agreement, after using commercially reasonable efforts to find such replacement, and (iii) neither Service Provider nor any of its Affiliates are able to provide the Sub-Service using commercially reasonable efforts. Such termination of the affected Sub-Service shall have no effect upon the provision of the other Services to Service Recipient unless other Services are dependent on that terminated Sub-Service, in which case the Parties will cooperate and use commercially reasonable efforts to promptly determine and implement a reasonable alternative arrangement for the affected Services; or

(ii)	upon the mutual agreement of the Parties.

If any Sub-Service is terminated pursuant to this Section 8.3, or upon the completion of the duration of any Service, Schedule 2.1(a) shall automatically be deemed to be updated to reflect such termination in Sub-Service.

8.4	Effect of Termination.

(a)

Upon termination of any Service or Sub-Service in accordance with this Agreement, Service Provider will have no further obligation to provide such terminated Service or Sub-Service and Service Recipient shall have no obligation to pay any Service Fee relating to any such terminated Service or Sub-Service; provided that Service Recipient shall remain obligated to Service Provider for (i) any Service Fee or other required amounts owed and payable in respect of such terminated Service or Sub-Service that was provided prior to the effective date of termination and (ii) any other fees or expenses of Service Provider or its Affiliates in connection with terminating and otherwise winding down the terminated Services or Sub-Services, including any fees payable to a Third Party Service Provider or under any third party contract associated with the provision of the terminated Services. In connection with the termination of any Service or Sub-Service, the provisions of this Agreement not relating solely to such terminated Service or Sub-Service shall survive any such termination.

(b)

Upon termination of this Agreement pursuant to this Article 8, all rights and obligations of the Parties hereunder shall terminate (other than Article 1, Section 2.2(c), Section 2.9, Article 4, the first sentence of Section 7.1, Section 8.4, Section 10.1, Article 11, Article 12, Article 13, and Article 14 which shall survive such termination indefinitely).

8.5

Extension; Waiver. Either Service Provider, with respect to Service Recipient, or Service Recipient, with respect to Service Provider, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9. INSURANCE.

9.1

Insurance. During the Term, Service Provider shall carry commercially appropriate and customary levels of insurance with a reputable insurance Service Recipient covering business interruptions and general liability insurance (including errors & omissions and contractual liability) to protect its own business and property interests.

10. CONFIDENTIALITY.

10.1

Confidential Information. Service Recipient and Service Provider acknowledge that, by reason of their relationship, they may have access to Confidential Information. Each Party agrees that it shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, members, managers, partners, employees, agents and other Representatives not to, use in any way, for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the other Party, except as otherwise required by Applicable Law, a court of competent jurisdiction, or the rules of a national securities exchange and then only after notifying the other Party, to the extent reasonably practicable or permissible, in advance. Each Party will take reasonable precautions to protect the confidentiality of such Confidential Information consistent with the efforts exercised by it with respect to its own Confidential Information. Notwithstanding anything to the contrary set forth herein, a Party who receives Confidential Information (the “Receiving Party”) from the other Party (the “Disclosing Party”) shall not be required to hold in confidence information that (a) is or becomes generally available to the public other than as a result of a breach of these provisions by the Receiving Party, (b) becomes available to the Receiving Party after the Effective Date on a non-confidential basis from a source other than the Disclosing Party or in connection with the provision of the Services, provided that the source of such information was not bound by a confidentiality agreement with, or bound by any other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information or (c) is independently developed by the Receiving Party or its affiliates without reference to or use of the Confidential Information of the Disclosing Party. This provision shall survive the termination or expiration of this Agreement.

11. REPRESENTATIONS AND WARRANTIES.

11.1

Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the Service Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and Service Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE AND SERVICE RECIPIENT HEREBY ACKNOWLEDGES SUCH DISCLAIMER AND SERVICE RECIPIENT HEREBY ACCEPTS SUCH DISCLAIMER.

11.2

Service Provider Representations and Warranties. Service Provider represents and warrants that it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, and that the execution, delivery and performance of this Agreement does not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents. Except as expressly set forth in this Agreement, Service Provider specifically disclaims all warranties of any kind arising out of or related to this Agreement.

11.3

Service Recipient Representations and Warranties. Service Recipient represents and warrants that it has the authority to enter into and perform its covenants and agreements set forth in this Agreement, and that the execution, delivery and performance of this Agreement does not materially conflict with or constitute a material breach or default under the terms and conditions of its organizational documents. Except as expressly set forth in this Agreement, Service Recipient specifically disclaims all warranties of any kind arising out of or related to this Agreement.

12. INDEMNIFICATION.

12.1

Indemnification of Service Provider by Service Recipient. Service Recipient shall indemnify and hold harmless Service Provider, its Affiliates and its and their Representatives (each, a “Provider Indemnified Party”) from and against any Losses (including reasonable attorneys’ fees) incurred to the extent caused by or resulting from (a) Service Recipient’s material breach of this Agreement, (b) gross negligence or willful misconduct by Service Recipient in using any Services rendered pursuant to this Agreement, (c) third party claims arising from or relating to the provision of the Services rendered under this Agreement, or (d) negligence or misconduct by employees or consultants of Service Recipient in connection with the performance or receipt of the Services; provided that in no event shall Service Recipient be responsible for any Losses of such Provider Indemnified Party to the extent that such Loss is caused by or results from the applicable Service Provider’s material breach of this Agreement, gross negligence or willful misconduct in providing any of the Services provided or to be provided by or on behalf of Service Provider pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall Service Recipient’s liability pursuant to this Section 12.1 exceed thirty million dollars ($30,000,000).

12.2

Indemnification of Service Recipient by Service Provider. Service Provider shall indemnify and hold harmless Service Recipient, its Affiliates and its and their Representatives (each, a “Recipient Indemnified Party”) from and against any Losses (including reasonable attorneys’ fees) incurred to the extent caused by or resulting from third party claims (a) intentionally and exclusively caused by the misconduct of Service Provider in the provision of Services rendered under this Agreement, and (b) exclusively caused by the gross negligence of Service Provider in the provision of Services rendered under this Agreement; provided that in no event shall Service Provider be responsible for any Losses of such Recipient Indemnified Party to the extent that such Loss is caused by or results from the applicable Service Recipient’s material breach of this Agreement, gross negligence or willful misconduct in receiving any of the Services received or to be received by Service Recipient pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall Service Provider’s liability pursuant to clause (a) in the first sentence of this Section 12.2 exceed thirty million dollars ($30,000,000) and clause (b) in the first sentence of this Section 12.2 exceed fifteen million dollars ($15,000,000).

12.3

Indemnification Procedures. The Indemnified Party shall give the Service Recipient prompt written notice of any claim subject to indemnification under Section 12.1; provided that the Indemnified Party’s failure to promptly notify the Service Recipient will not affect Service Recipient’s indemnification obligations except to the extent that any such delay prejudices Service Recipient’s ability to defend such claim. Service Recipient will defend any claim with counsel of its own choosing and subject to the acceptance of the Indemnified Party and settle it as Service Recipient deems appropriate; provided that Service Recipient will not enter into any settlement without the Indemnified Party’s prior written consent. At the expense of Service Recipient, the Indemnified Party will reasonably cooperate with Service Recipient in the defense and settlement of any claim subject to indemnification hereunder. At its discretion and expense, the Indemnified Party may participate in the defense, any appeals, and settlement with counsel of its own choosing, and such counsel shall have full access to all information, documents and other materials related to the claim.

12.4

Exclusive Remedy. The provisions of this Article 12 and Article 13 shall be the sole and exclusive remedies of the Service Provider, Service Recipient or any of their Affiliates and all of their respective directors, officers, employees, agents, successors and assigns, as applicable, for any Losses or other damages, whether arising from statute, principle of strict liability, tort, contract or any other theory of liability at law or in equity under this Agreement; provided, that, this Section 12.4 shall not be construed to prohibit either Party from bringing a claim for breach of contract against the other Party.

13. LIMITATION OF LIABILITY.

13.1

EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 12.1 AND 12.2, AND EXCEPT WITH RESPECT TO LIABILITY FOR PAYMENTS IN ACCORDANCE WITH ARTICLE 4 AND A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, (A) IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) IN NO EVENT SHALL A PARTY’S LIABILITY HEREUNDER EXCEED THE AGGREGATE OF ALL SERVICE FEES PAID TO SERVICE PROVIDER(S) DURING THE TERM OF THIS AGREEMENT.

14. MISCELLANEOUS.10

14.1

Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to Madewell to:

[Madewell Group, Inc.]

30-30 47th Avenue

Long Island City, New York 11101

Attn: General Counsel

Email: [●]

If to J.Crew to:

[J.Crew Newco]

225 Liberty Street

New York, New York 10281

Attn: General Counsel

Email: [●]

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

14.2	Governing Law; Submission to Jurisdiction:

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)

The procedures for discussion, negotiation and arbitration set forth in this Section 14.2 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement between or among the Parties (collectively, “Disputes”).

(c)

If a Dispute arises, neither Party may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 6.0314.2(d), or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such Party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of

[10]	Note to Draft: Miscellaneous provisions will be aligned with applicable S&D Agreement provisions, excluding Sections 14.5, 14.6 and 14.10.

the Steering Committee and (ii) complied with the terms of this Section 14.2; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Steering Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each Party shall cause its designees on the Steering Committee to negotiate in good faith to resolve all Disputes in a timely manner. A reasonable number of additional representatives of each Party who have been involved with matters surrounding the Dispute may also participate in the Dispute Meeting, subject to prior written notice being provided to the other Party. If by the end of the twentieth (20th) Business Day following the Dispute Meeting the Steering Committee has not resolved all of the Disputes (the “Resolution Failure Date”), the Parties shall proceed to arbitrate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 14.2(e).

(d)

In the event any Dispute is not finally resolved pursuant to Section 14.2(c), and unless the Parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules and in accordance with Section 7.03 of the Separation and Distribution Agreement.

(e)

Unless otherwise agreed in writing, the Parties shall continue to provide undisputed services and honor all other undisputed commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 14.2.

14.3

No Third Party Beneficiaries. Except for the indemnification provisions in Article 12, this Agreement is for the sole benefit of the Parties specifically named in the preamble to this Agreement and their permitted successors and assigns, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

14.4

Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party, except that Service Provider may assign any or all of its rights and obligations under this Agreement (a) to an Affiliate, so long as Service Provider will remain liable to Service Recipient for the performance of Service Provider’s obligations hereunder or (b) in connection with a sale or disposition of any assets or lines of business of Service Provider or its Affiliates; provided that in the case of (b), the transferee of such assets shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto. No assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the non-assigning Party, pursuant to which the assignee assumes all of the obligations of the applicable assigning Party hereunder. Any purported assignment in violation of this Section shall be void. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party shall be deemed to include the names of its successors and permitted assigns.

14.5

Force Majeure. Continued performance of any Service or Sub-Service may be suspended immediately by Service Provider to the extent made impossible by any event or condition beyond the reasonable control of Service Provider, including acts of God, fire, flood, labor or trade disturbance, war, riots, civil commotion, compliance in good faith with the requirements of any Applicable Law or order of any Governmental Authority (whether or not it later proves to be invalid), unavailability of materials, or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, Service Provider may, and without any required prior written notice, suspend the performance of any or all of the Services or Sub-Services it provides as to which a Force Majeure Event relates. Service Provider shall give prompt notice to Service Recipient of the occurrence of a Force Majeure Event giving rise to any suspension of a Service or Sub-Service and of the nature and anticipated duration of such Force Majeure Event. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find reasonable alternative commercial means and methods for the provision of the suspended Service or Sub-Service, if reasonably necessary.

14.6

Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

14.7

Amendment; No Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Service Provider and Service Recipient, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

14.8

Entire Agreement. Except as otherwise specifically provided in the Separation Documents, the Separation Documents constitute the entire understanding of the Parties with respect to the subject matter of the Separation Documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of the Separation Documents.

14.9

Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor and not as the agent of the other Party in performing the Services, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of Service Provider providing Services shall be considered an employee of Service Recipient or any of its Affiliates.

14.10

Interpretation. In this Agreement, unless the context clearly indicates otherwise, (a) words used in the singular include the plural and words used in the plural include the singular, (b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, (c) except as otherwise clearly indicated, reference to any gender includes the other gender, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and (e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition.

14.11	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

14.12

Counterparts; Facsimile and Electronic Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

14.13

Precedence of Agreements. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement by reference; provided that the terms contained in such Schedule shall only apply with respect to the Service(s) provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the individual Schedule shall take precedence with respect to the Service(s) under such Schedule.

14.14

Mutual Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the other Party in connection with the performance of the Services hereunder and to cause each of their respective employees and contractors to reasonably cooperate to the extent required for effective delivery of the Services; provided that such cooperation shall not unreasonably disrupt the normal operations of such Party; and provided that this Section 14.14 shall not require such Party to incur any out-of-pocket expense, unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date.

[SERVICE PROVIDER]

Name:
Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Effective Date.

[SERVICE RECIPIENT]

Name:
Title:

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]